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                                                                     Exhibit 5.1

                  [KUMMER KAEMPFER BONNER & RENSHAW LETTERHEAD]


                               September 3, 2003


NUVELO, INC.
675 Almanor Avenue
Sunnyvale, California 94085

Ladies and Gentlemen:

         We have acted as special Nevada counsel for Nuvelo, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of an additional 3,943,160 shares of the Company's common stock, $0.001 par value per share ("Common Stock"), to be issued pursuant to the Nuvelo, Inc. 2002 Equity Incentive Plan and the stock option agreements between the Company and certain of its officers, employees and directors identified in the Registration Statement (the "Stock Option Agreements").

         In rendering this opinion, we have examined and relied on the following documents: (i) the Company's Articles of Incorporation, as amended, and Bylaws, as amended, (ii) the resolutions adopted by the Board of Directors of the Company on August 6, 2002, March 14, 2002, August 21, 2001, May 30,
2001, and February 6, 2001, (iii) the Registration Statement, and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the opinion.

         Based upon and subject to the foregoing and pursuant to Nevada law, in our opinion, the shares of Common Stock of the Company that are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                    Very truly yours,


                                    -s- Kummer Kaempfer Bonner & Renshaw
                                    KUMMER KAEMPFER BONNER & RENSHAW